Exhibit 99.2

C O R P O R A T E  P A R T I C I P A N T S

 Pablo Paez GEO Group - VP Corporate Relations

 George Zoley GEO Group - Chairman, CEO

 Brian Evans GEO Group - CFO, SVP

 John Hurley GEO Group - SVP, President GEO C&D

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

 Kevin Campbell Avondale Partners - Analyst

 Kevin McVeigh Macquarie - Analyst

 Clint Fendley Davenport - Analyst

 Toby Sommer SunTrust - Analyst

  P R E S E N T A T I O N

 Operator

 Good day, ladies and gentlemen and welcome to the quarter four 2012 GEO Group, Inc. earnings conference call. My name is Ian and I will be your operator for today. At this time all participants are in a listen-only mode. We will conduct a question and answer session towards the end of this conference. (Operator Instructions). As a reminder the call is being recorded. Now, I would like to hand the call over to Mr. Pablo Paez, Vice-President of Corporate Relations. Please proceed, sir.

 Pablo Paez - GEO Group - VP Corporate Relations

 Thank you, operator. Good morning, everyone. And thank you for joining us for today’s discussion of the GEO Group’s fourth quarter 2012 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, Brian Evans, Chief Financial Officer and John Hurley, President of GEO Corrections and Detention. This morning we will discuss our fourth quarter performance and business development activities. We will conclude the call with a question and answer session.

This conference call is also being webcast live on our website at www.geogroup.com. Today we will discuss non-GAAP basis information, a reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally much of the information we will discuss today including the answers we give in response to your questions may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings including the forms 10-K, 10-Q and 8-K reports. With that, please allow me to turn this call over to our chairman and CEO, George Zoley. George?

 George Zoley - GEO Group - Chairman, CEO

 Thanks Pablo, and good morning to everyone. Thanks for joining us as we review our fourth quarter and year end results and provide an update of our efforts to pursue quality growth opportunities and return value to our shareholders. Our strong earning results continued to be driven by sound operational and financial performance from our diversified business units in the US and internationally.

During 2012 GEO achieved a historic milestone with the completion of the corporate and legal restructuring of our business units which enabled us to become the first fully integrated equity REIT specializing in the design, development, financing and operation of correctional detention and community reentry facilities worldwide. Our conversion into a REIT followed a comprehensive review conducted by our board of directors and senior management. Following this review, we took all of the necessary steps to reorganize our Company into separate legal, wholly owned operating business units through a taxable REIT subsidiary which allowed us to maintain the strategic alignment of our diversified business segments under one entity while maximizing our ability to create shareholder value.

The steps we took to operate as a REIT as of January 1, 2013 were validated by the receipt of our private letter ruling from the IRS on January 18. In connection with our REIT conversion we paid a special dividend of approximately $350 million or $5.68 per share to our shareholders of December 31, 2012. And we have increased our annual dividends from $0.80 per share to $2.00 per share annually. Our first quarterly REIT dividend of $0.50 per share will be paid on March 1 to shareholders of record as of February 15. We have officially joined the National Association of REITs or NAREIT which is the worldwide representative of REITs in publicly traded real estate companies.

We are very pleased with last week’s announced addition of our stock to the MSCI US REIT index as of the close of February 28. We also expect to be considered for inclusion in several other REIT indexes including the Dow Jones REIT index and the FTCE NAREIT index series as early as next month of March. Our REIT conversion was underpinned by our robust portfolio of Company-owned and leased facilities. Our Company profile has evolved over several years during which time we have developed and financed dozens of new detention and correctional facilities for federal and state government clients.

We currently own or lease approximately 70% of our facilities and 60% of our beds worldwide and 60% of our total revenues are generated by our Company owned and Company leased facilities and are considered real estate related income. We believe that the real estate characteristics and fundamentals of our business make GEO an attractive REIT stock. We are excited about the potential to attract a more diversified and expanded investor base including active and passive REIT investors. We he have stable and sustainable income through the increasingly longer term contract arrangements.

We have a diversified base of investment grade government customers with multiple individual contract arrangements with no single customer contract representing more than 5% of our revenues. We have historically enjoyed solid occupancy rates and strong customer retention rates in excess of 90%. And our long-term assets require relatively low levels of maintenance CapEx. As we have discussed historically our maintenance CapEx requirements of approximately $30 million annually are less than half of our annual depreciation expense of $70 million.

With respect to our recent facility developments, in 2012 we completed a significant number of capital investments program projects which added close to 4,000 new beds to our operations at a total capital investment of more than $200 million which we believe underscores our Company’s continued growth and adds to our position as the world’s leading provider of correctional detention and community reentry services. Among these new important projects were the January activation of the 1500 bed River Bend Correctional Facility in Georgia with expected annual revenues of $28 million, the March opening of a 512 bed expansion to our New Castle Correctional Facility in Indiana with expected incremental revenues of $8 million, the March activation of the 600 bed Carnes Civil Detention Center in Texas with expected annual revenues of $15 million and the August opening of a 650 bed expansion of the Adelanto Detention Facility in California with expected revenues of $21 million. This recently completed capital investment program is representative of our Company’s continued expansion over the past several years.

The growth in our Company owned and leased facilities along with our strong financial performance have allowed us to pursue initiatives aimed at returning value to our shareholders. First, with the implementation of quarterly cash dividends in the third quarter of 2012 and then the historic conversion of our Company into the first fully integrated equity REIT in our industry. We continue to be optimistic regarding the outlook for our industry, our diversified platform has enabled us to participate in a number of new opportunities. Our most immediate potential catalysts are the prospective reactivation of our current inventory of idle facilities which total approximately 6,000 beds.

We are continuing our efforts to market our existing facilities in California, Michigan, and Oklahoma and hope that these efforts will result in the reactivation of these idle facilities which would significantly enhances our overall returns on capital and increase our annual dividends. As we have expressed to you in the past, our board and our management team remain focused on careful evaluation of our allocation of capital to enhance shareholder value.

We are focused on increasing our dividend payout ratio in our adjusted funds from operations through the continued organic growth of the Company as well as the refinancing of our credit structure which will give us more flexibility to return higher proportion of our funds available for distribution to our shareholders. Now, I would like to turn the call over to Brian for a review of our financial performance and outlook.

 Brian Evans - GEO Group - CFO, SVP

 Thank you, George. Good morning, everyone. We are very pleased with our fourth quarter and year end results as well as our confirmed outlook for 2013. For financial reporting and historical comparisons we have treated as discontinued operations the managed only contracts in Mississippi which were discontinued during the third quarter of 2013 -- 2012 as well as the divestiture of our GEO care health care facility contracts which was completed on December 31.

As disclosed in our press release we reported pro forma income from continuing operations of $0.44 per diluted share for the fourth quarter and $1.49 for the year. Our quarterly results exclude the impact of the one-time gain of $1.28 per share related to the elimination of net deferred tax liabilities in connection with our REIT conversion. This gain was offset by $0.15 in REIT related costs and $0.01 per share in startup expenses and $0.01 per share in international big costs.

Our adjusted funds from operations for 2012 increased to $3.52 per share from $2.90 per share in 2011. Our total revenues for the year increased to approximately $1.5 billion from $1.4 billion a year ago. Approximately 60% of our total revenues in 2012 were generated by our Company owned and Company leased properties. Our net operating income or gross profit for the year increased to $390 million from $371 million a year ago.

Approximately 70% of our net operating income in 2012 was generated by our Company owned and Company leased properties. Our Company wide adjusted EBITDA for the year grew to $319 million from $301 million a year ago. Our 2012 results reflect the activation of approximately 4,000 new beds by our US corrections division which added approximately $80 million in annualized revenues. Additionally during 2012 our reentry services division added more than $6 million in annualized revenues with the activation of New Day Reporting Centers in California and North Carolina and the expansion of one of our residential reentry facilities in Alaska.

Our BI location monitoring division was awarded approximately $4 million in annualized revenues during the year through new contracts with the states of Colorado, North Carolina, and South Carolina for the provision of electronic monitoring services. Finally our youth services division continued to work towards maximizing the utilization of our existing asset base.

We successfully undertook a number of marketing and consolidation initiatives during the year to increase the overall utilization of our existing youth services facilities in states including Oklahoma, Pennsylvania, Ohio, Illinois, Texas, and Colorado. Moving to a discussion of our adjusted funds from operations or AFFO, following our conversion to a REIT we believe that AFFO is the most appropriate metric to measure our funds available for distribution. Our historical AFFO calculation adjusted for the difference between our GAAP tax provision and our actual cash taxes paid.

We believe that this adjustment is an important disclosure for historical AFFO calculation prior to 2013 since it presents the truest measure of our funds available for distribution. Moving forward, however, we will not make this adjustment starting in 2013 since there will be no material difference between our GAAP income tax provision and our actual cash taxes paid as a REIT.

In our 2013 guidance reflects this new methodology. Since AFFO is meant to show the closest measure to funds available for distribution, we also believe it is important for all depreciation and amortization expenses as well as all maintenance capital expenditures whether real estate related or not to be accounted for in the calculation of AFFO. Our 2013 guidance for AFFO now bridges from a strict definition of FFO as prescribed by NAREIT and reflects all depreciation and amortization expenses as well as all maintenance capital expenditures. We expect our 2013 AFFO per share to be in a range of $2.78 and $2.92 or $200 million to $210 million, in line with our previously issued guidance.

On a GAAP basis we expect our EPS for the year to be between $1.70 and $1.80. We expect our full year revenues to be in the range of $1.51 billion to $1.55 billion. Our 2013 NOI is expected to be in the range of $410 million to $420 million with approximately 70% of NOI being generated by our Company owned and Company leased properties. As disclosed in our press release, our guidance already reflects the expected discontinuation in July of this year of our contract with the state of Alaska for the housing of inmates at our Hudson, Colorado facility. In 2012 this contract generated approximately $23 million in revenues.

Additionally our guidance reflects the December 31, 2012 divestiture of our GEO Care Healthcare Facility contracts representing approximately $165 million in annual revenues. Our guidance does not assume the potential reactivation of our idle facilities totaling approximately 6,000 beds or any new projects both of which would represent significant upside to our financial performance. With respect to the first quarter we expect AFFO per share to be in a range of $0.63 to $0.70. On a GAAP basis we expect our EPS for the first quarter to be between $0.38 and $0.40.

We expect our first quarter revenues to be in the range of $377 million to $382 million. Our first quarter guidance reflects approximately $0.03 to $0.04 per share in additional employment tax expense as a result of the seasonality in unemployment taxes which are first front loaded in the first quarter of the year. With respect to our uses of cash, we expect our project growth CapEx to be approximately $35 million to $45 million in 2013. Additionally our current senior credit facility has annual scheduled principle payments of debt on our term loans of approximately $34 million.

In addition, we have annual debt repayments on non-recourse debt and capital leases which total $20 million. As we have discussed, we have initially set our dividend payout ratio at approximately 70% of AFFO. However, as George stated we are focused on increasing our payout ratio through the continued growth in our AFFO as well as the refinancing of our credit structure. We expect to undertake this refinancing in the near term which will give us more flexibility to return a higher proportion of our funds available for distribution to our shareholders. With that, I will turn the call to John Hurley for a review of our market opportunities. John?

 John Hurley - GEO Group - SVP, President GEO C&D

 Thanks, Brian. And good morning, everyone. I would like to address select publicly known business development opportunities in our key segments starting with the federal market and the three federal government agencies that we serve. We have long standing partnerships with the Federal Bureau of Prisons, the United States Marshal Service and the United States Immigration and Customs Enforcement or ICE.

And we provide cost-effective solutions for them at a number of facilities across the country. We continue to see meaningful opportunities for us to partner with all three of these federal agencies notwithstanding the various issues with the federal budget. The Federal Bureau of Prisons continues to face capacity constraints coupled with a growing offender population. ICE and the United States Marshal Service continue to consolidate existing populations into larger, more modern facilities which has driven the need for additional private beds as evidenced by the recent activation of our ICE contract in Adelanto, California, and our new contract with the US Marshal Service in Aurora, Colorado. With regards to new business opportunities, the Bureau of Prisons has issued a solicitation for up to 1,600 beds at existing facilities which can be located anywhere in the country. Proposals under this procurement were submitted last September with a contract commencement date projected for September 1, 2013.

Additionally the Customs and Border Protection Agency issued a request for proposal for the provision of secure transportation services for the southwest border. We expect a contract award to be announced in the first half of this year. Turning to our state market segment.

As states across the country continue to face their budgetary pressures their ability to achieve cost savings becomes an even more important priority which leads to increased interest in prison privatization projects. Although the prisoner population has declined in states such as New York, Illinois and California and, of course, in California which underwent a significant offender re-alignment from the state to local county jurisdictions in 2011 is several states across the country ten to face capacity constraints and inmate population growth.

Many of our state clients require additional beds as inmate populations continue to increase and aging, inefficient prisons need to be replaced with new more cost efficient facilities. With respect to pending state solicitations, the state of New Hampshire has a pending procurement for the development and management of separate male and female facilities or a combined hybrid male and female facility totaling between 1,500 to 1,700 beds. The state has retained outside experts to assist with the evaluation of the proposals and we are currently awaiting the decision by the state.

In California, the Department of Corrections and Rehabilitation issued a bed utilization plan last April that would increase the use of 1,200 additional community correctional facility beds in state for the latter part of this year. The plan also calls for increased use of community supervision programs. We currently have more than 2,200 community correctional facility beds in inventory in California and we will continue to monitor the state’s proposed plans.

In Michigan, the state legislature approved language directing the Department of Corrections to issue an RFP for 1,750 in state beds. The department has initially issued an RFP for approximately 1,000 beds. In Florida, the Department of Management Services has issued an invitation to negotiate for the competitive rebid of three existing private prisons which are not currently operated by GEO. The Morehaven, Graceville and Bay Correctional facilities total more than 3,800 beds. With respect to our international business we expect there will be a number of opportunities for us to gain market share in our current markets as well as expand into new markets and we will continue to carefully evaluate the investment of resources to pursue those opportunities.

In the UK however, we have decided to withdraw from the current electronic monitoring opportunity. We feel that the expected cost of pursuing the opportunity exceeds the potential reward particularly given the uncertain political and economic climate.

Moving to our GEO community services divisions we expect to continue to see significant growth opportunities for residential community based reentry facilities and day reporting centers across the country at the local, state and federal level. Finally our BI subsidiary continues to market its supervision and electronic monitoring services to local state and federal correctional facilities nationwide.

At this time I will turn it back to George for his closing remarks. George?

 George Zoley - GEO Group - Chairman, CEO

 Thank you, John. And in closing we are very pleased with our fourth quarter and year end results in our core operations of the US and internationally which continued to deliver solid operational and financial performance. Our Company remains focused on effectively allocating capital to enhance value for our shareholders. Our historic conversion into the first fully integrated REIT in our industry has maximized our ability to return value to our shareholders allowing us to increase our annual dividends from $0.80 to $2.00 per share and as we discussed today we are focused on increasing our dividend payout ratio and AFFO through the continued organic growth of the Company as well as the refinancing of our credit structure which will give us more flexible to return a higher portion of our funds available for distribution to our shareholders.

We believe that these efforts will continue to enhance value for our shareholders and reduce our overall cost to capital which will in turn allow is to deliver more cost-effective service solutions for our clients worldwide. We also believe that our diversified growth in investment strategies have positioned GEO as the leading provider of corrections, detention, and community reentry services through a GEO continuum of care that can deliver performance based outcomes and significant cost savings for our clients worldwide while continuing to enhance value for our shareholders.

As I have expressed to you in the past, we view all of the different initiatives to enhance shareholder value as complementary and none are pursued to the detriment of the others. This concludes our presentation and we now would like to open the call to your questions.

  Q U E S T I O N  A N D  A N S W E R

Operator

 Thank you, sir. (Operator Instructions). Your first question comes from Kevin Campbell at Avondale Partners. Please go ahead, Kevin.

 Kevin Campbell - Avondale Partners - Analyst

 Thank you and thanks for taking my questions. I wanted to start with your comments about the refinancing and the payout ratio. Could you maybe give a little bit more color on what specific piece of the capital structure actually needs to be refinanced? And whether or not there would be interest expense savings from that or an increase in interest expense. And then second part, where ultimately do you see that payout ratio going once you get that refinancing done?

 Brian Evans - GEO Group - CFO, SVP

 Well, the main piece that we would be focused on refinancing right now, would be the senior credit facility. So I think the interest rate environment we’re going to get consistent margin spread, consistent terms but it is a change in the covenants in the senior credit facility which will allow us to continue to pay dividends as a REIT at much higher payout ratio than the current credit facility envisions or builds capacity towards. So we will take care of that as necessary in the near future as we said. And then on a go-forward basis we are mindful that the AFFO payout ratio is very important to shareholders and I think as we get comfortable as a REIT we will look at that and revise it as we feel it is appropriate.

 Kevin Campbell - Avondale Partners - Analyst

 And that payout ratio maybe -- I’m sorry, not the payout ratio but the AFFO calculation, obviously there has been some differences as to how you guys calculate it versus CCA and I’m curious to get specifically why you believe your calculation is more appropriate or at least more appropriate for you.

 Brian Evans - GEO Group - CFO, SVP

 I don’t know if it is exactly. I think it is just that is what we feel is appropriate for us. It looks at the total cash flow of the business that is available ultimately for distribution to our shareholders. And so that is how we came up with that calculation. We think it is appropriate to include all of the depreciation and amortization and we are taking into account maintenance CapEx to offset that. So I think that is the appropriate way to do it.

 Kevin Campbell - Avondale Partners - Analyst

 And given all of the moving parts from the moving assets of the discontinued ops and things like that, could you talk about or give us some color, Brian you have done this before in the past on what maybe we should expect D&A and interest expense and tax rate to be, tax rate in particular now that you converted to the REIT and G&A as a percentage of revenues.

 Brian Evans - GEO Group - CFO, SVP

 Well, I think if you look in the supplemental and I know we put out a new supplemental and it has a lot more information to it but it has a lot of those components to it. In the supplemental we are providing sort of an outlook reconciliation starting with our net income but the components of D&A probably about $95 million. Overhead is approximately $100 million. Interest expense is about $75 million cash interest expense and then probably another $5 million to $7 million in non cash amortization of debt financing fees et cetera. So I think that was all of the components that you mentioned.

 Kevin Campbell - Avondale Partners - Analyst

 Okay. That’s helpful. I didn’t realize it was in there. Lastly, maybe George you could talk about your thoughts on immigration reform. I know it is early stages but ICE is clearly a meaningful customer for GEO so any initial thoughts on what has been discussed and where are this could be going and how you are planning for it.

 George Zoley - GEO Group - Chairman, CEO

 The first point I would like to make is our Company doesn’t take any involvement in the legislative part of immigration reform as to, you know who is incarcerated and for what reasons. All we to is provide the services for secure residential care. And the people that go into our facilities presently are predominantly criminal aliens and that is the current policy of ICE and I think that will continue to be -- the future policy of ICE. Although some of the facilities that we are now operating are for other classes of individuals that provide better accommodations in a more civil environment and we think there will be a continuing need for those facilities. As ICE tries to apply the new ICE standards to all of its facilities I think the newer facilities that have been developed such as ours will be the ones that will be used in the future. Because those facilities and those standards that are much more demanding in what they provide as services to those people that are being detained.

 Kevin Campbell - Avondale Partners - Analyst

 In the short-term at least you are not expecting any major changes for immigration detention populations in total from reform?

 George Zoley - GEO Group - Chairman, CEO

 No. We think that the total number of authorized beds which is approximately I think 34,000 will continue to be about the same number and as I said it holds primarily criminal aliens and we think that will continue to be the case in the future.

 Kevin Campbell - Avondale Partners - Analyst

 Okay. Great. Thank you very much.

 Operator

 Thank you very much for your question, Kevin. We have another question for you. This one is from Kevin McVeigh at Macquarie. Please go ahead, Kevin.

 Kevin McVeigh - Macquarie - Analyst

 Great. Thank you. I wonder if you could just give us a sense of how the response has been from some of the newer REIT investors you have been talking to and in addition to the payout ratio boost how should we think about the longer term growth of the annual dividend independent of payouts?

 George Zoley - GEO Group - Chairman, CEO

 Well, I don’t know that we have had a lot of interaction with REIT investors as yet. I think that is going to come very shortly in the next 30 to 60 days as we get on these different indexes. So for the second part I will defer to Brian.

 Brian Evans - GEO Group - CFO, SVP

 Well, I would guess I would just turn it back to what we said with regards to AFFO. The dividend will increase as we adjust our capital structure, as we grow the underlying business and as we reactivate facilities. I think those are the three prongs that will affect the stand alone dividend growth.

 Kevin McVeigh - Macquarie - Analyst

 Got it. And then can you just remind us what kind of turning those 6,000 [auto] beds the impact on revenue and ultimately earnings would be.

 George Zoley - GEO Group - Chairman, CEO

 I think the total swing is $0.60 EPS.

 Kevin McVeigh - Macquarie - Analyst

 Thank you. Nice job.

 Operator

 Thank you very much for your question. We have another question for you. This one is from the line of Clint Fendly at Davenport. Please go ahead, Clint.

 Clint Fendley - Davenport - Analyst

 Thank you, good morning, gentlemen. Follow-up on the last question. I’m wondering with regard to the 6,000 beds that are in inventory is it possible that any of those could be utilized by the second half of this year or would that time table be too aggressive?

 George Zoley - GEO Group - Chairman, CEO

 No, I think that is a distinct possibility. You know, on the -- just to give you a sense of timing, the state budgets are being discussed and debated at this very time. It is a spring kind of calendar and then they take effect typically July 1. So if our project is a state project the funding would be available starting July 1 for the second half of the year.

 Clint Fendley - Davenport - Analyst

 Okay. Thank you. And then one other follow-up question. I’m wondering I know you guys have been in the news over the last couple of days over the naming rights to the FAU stadium. I’m wondering is there any financial impact in 2013 just from your $6 million gift that you are making here?

 George Zoley - GEO Group - Chairman, CEO

 No, there isn’t. And that gift is being made over a 12 year period.

 Clint Fendley - Davenport - Analyst

 Okay. So it is something I guess that would be amortized over that entire --

 George Zoley - GEO Group - Chairman, CEO

 Over 12 years.

 Clint Fendley - Davenport - Analyst

 Okay. Kudos to the very generous gift there and thank you for taking my question.

 George Zoley - GEO Group - Chairman, CEO

 It was a gift from the GEO Foundation to the Florida Atlantic University foundation.

 Clint Fendley - Davenport - Analyst

 Okay.

 George Zoley - GEO Group - Chairman, CEO

 And it will be paid in 1/12 increment per year.

 Clint Fendley - Davenport - Analyst

 Okay. Thank you.

 George Zoley - GEO Group - Chairman, CEO

 You’re welcome.

 Operator

 Thank you for your question. We have another question for you. This one is from the line of Toby Sommer at SunTrust. Please go ahead.

 Toby Sommer - SunTrust - Analyst

 Thank you. I wonder if you could provide some additional color on the monitoring opportunity in the UK and what may have changed to make it less attractive? Thanks.

 George Zoley - GEO Group - Chairman, CEO

 Well, it was an extraordinarily long procurement that is still going on today I guess it is a year and a half now and it is very expensive, resource intensive and it is -- and the execution by whoever wins this thing will be very expensive and resource intensive and we felt our resources at this time are better aimed and focused on the US opportunities.

 Toby Sommer - SunTrust - Analyst

 Are there -- could you give us some color on what US opportunities there are in the floor to keep an eye on for 2013?

 George Zoley - GEO Group - Chairman, CEO

 When I say that, I mean all of the opportunities not just monitoring opportunities and I think John Hurley went through the ones that are publicly known and we don’t discuss the ones that are not publicly known.

 Toby Sommer - SunTrust - Analyst

 One last question for me. On the refinancing do you have a timeline that you would expect that to take place on so that we can just kind of keep an eye out for catalysts?

 Brian Evans - GEO Group - CFO, SVP

 I would say in the near future within the first half of this year.

 George Zoley - GEO Group - Chairman, CEO

 Any other questions?

 Operator

 No further questions at this moment in time. So ladies and gentlemen, no, further questions. Thank you.

 George Zoley - GEO Group - Chairman, CEO

 Very good. Thank you, everyone and we look forward to addressing you on our next conference call.

 Operator

 Thank you for your are participation in today’s conference, ladies and gentlemen. This concludes the presentation and you may now disconnect. Do enjoy the rest of your day today.